Exhibit 99.1

KKR COMPLETES ACQUISITION OF AVOCA CAPITAL

Establishes Presence in Ireland

NEW YORK and DUBLIN, February 19, 2014—KKR & Co. L.P. (NYSE: KKR), a leading global investment firm, today announced that the acquisition of European credit manager Avoca Capital (“Avoca”) has received all necessary regulatory approvals and the transaction has closed.

Alan Burke, Co-Chief Executive of Avoca, stated: “We are delighted to have received the necessary regulatory approvals and formally completed the transaction with KKR.  The response from our staff, investor base and corporate clients to the announcement of the transaction with KKR has been very positive.  We look forward to working with our new colleagues in providing flexible debt capital to our corporate client base across Europe in the coming years.”

With the addition of Avoca’s $8.4 billion in assets under management, KKR has over $30 billion in credit assets in its multi-strategy credit platform operating globally in Dublin, New York, London, San Francisco and Sydney. Investment strategies cover the entire capital structure in credit from senior loans to long short credit, structured credit, convertible bonds, mezzanine, and special situations.

Craig Farr, Member and Head of KKR’s credit and capital markets businesses, added: “KKR is committed to our European corporate and sponsor clients as we have demonstrated over the past several years through various forms of capital and operational support.  We have provided substantial capital to European corporate partners, and we expect this trend to continue over the coming years as banks in Europe continue to deleverage.  We look forward to working with the Avoca team and being in a position to provide an enhanced credit product offering in the future.”

As previously announced, all Avoca employees in Dublin and London are joining KKR and KKR expects to grow its presence in Ireland in the future. At close, KKR now offers local experience as well as debt and equity capital for corporate clients both in Ireland and across Europe to help them grow and compete in the global economy.

About KKR

Founded in 1976 and led by Henry Kravis and George Roberts, KKR is a leading global investment firm with $94.3 billion in assets under management as of December 31, 2013. With offices around the world, KKR manages assets through a variety of investment funds and accounts covering multiple asset classes. KKR seeks to create value by bringing operational expertise to its portfolio companies and through active oversight and monitoring of its investments. KKR complements its investment expertise and strengthens interactions with fund investors through its client relationships and capital markets platform. KKR & Co. L.P. is publicly traded on the New York Stock Exchange (NYSE: KKR) and “KKR”, as used in this release, includes its subsidiaries, their managed investment funds and accounts, and/or their affiliated investment vehicles, as appropriate. For additional information, please visit KKR’s website at www.kkr.com.

About Avoca Capital

Avoca Capital is a leading European credit investment manager with €6bn/$8bn of assets under management. The partner owned firm was founded in 2002, is based in Dublin and London and employs 67 professionals. Avoca has a long track record of being one of the top performing investment firms in the European sub-investment grade credit markets. Avoca’s clients include global pension funds, sovereign wealth funds, insurance companies, asset managers and private banks. Avoca Capital Holdings is regulated by the Central Bank of Ireland and subject to limited regulation by the Financial Conduct Authority.

Contacts:

KKR
KKR Investors
Craig Larson, +1-877-610-4910 (US), +1-212-230-9410 (international)
Investor-Relations@kkr.com
or
Media Inquiries
KKR New York
Kristi Huller, +1-212-230-9722
Kristi.Huller@kkr.com
or
London - RLM Finsbury
Edward Simpkins, Michael Turner,  +44 20-7251-3801/+44 20-7251-3801
edward.simpkins@rlmfinsbury.com/michael.turner@rlmfinsbury.com

Avoca
Avoca Investors
Kevin McMahon, +353 1-479-3116
kevinmcmahon@avocacapital.com